Exhibit 10.30

1060 East. Arques Ave.
Sunnyvale, California 94085
Ph: (408) 616-4000

August 17, 2004

Robert G. Gargus

     Re: Amended and Restated Employment Agreement

Dear Bob:

     Silicon Image, Inc. (the “Company”) is pleased to confirm our offer of continued employment to you. This Amended and Restated Employment Agreement (this “Agreement”) supersedes the employment letter agreement between you and the Company, dated October 31, 2001 (“Letter Agreement”) and sets forth the current terms of your employment with the Company.

     1. Position: You will continue in the position of Chief Financial Officer and Vice President of Finance and Administration of the Company with the same duties, responsibilities and reporting requirements that are currently existing with this position. Your duties are to be performed in substantially the same manner as they have been performed to date including, but not limited to, your diligence in efforts and the amount of time you spend completing tasks related to the position.

     2. Salary: Your annual base salary will continue to be $250,000.08 per year and will be subject to annual review.

     3. Employment Benefits. You will continue to be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other employees and key executives of the Company, including, without limitation, retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, stock purchase, incentive or other life, disability, health, accident and other insurance programs, and similar plans or programs. You will be eligible for the applicable number of days of paid PTO per year, per the PTO policy. In addition, you will continue to be eligible to participate in each bonus plan (“Bonus Plan”) that is in effect, if any, while you hold the position set forth in paragraph 1 above (the “Position”). Notwithstanding any provision in any Bonus Plan that requires that you be in the Position at the time that Payments (“Payments”) are made in order to be eligible for Payments, you will be eligible to receive any Payment that accrues under any Bonus Plan while you are remain in the

August 17, 2004

Position even if you are not in the Position at the time that payments are made; provided, however, that any such Payments will be paid to you at the same time as Payments are made to other participants in such Bonus Plan and that such Payments will be prorated in relation to the amount of time that you are in the Position.

     4. Separation Date. Subject to the Company’s ability to and your ability to terminate your employment relationship with the Company for any reason at any time, your employment will be terminated effective as of the earlier of occurrence of either of the following (a) the commencement of employment with the Company of a new Chief Executive Officer and new Chief Financial Officer or (b) your voluntary termination of employment any time after June 30, 2005. “Separation Date” shall mean the earlier occurrence of either (a) or (b) in the sentence immediately prior.

     5. Separation Compensation. In exchange for your signing the severance agreement and release of claims attached hereto as Addendum A (the “Release”) and the Consulting Agreement (as defined below), the Company agrees that: (a) the Company will retain you as a consultant pursuant to the Consulting Agreement (as defined below) during the six month period following the Separation Date (the “Separation Period”); (b) during the Separation Period the Company will pay you monthly severance equal to your current salary level of $20,833.34 per month (the “Monthly Severance”), less applicable withholding taxes provided however, that the Company has no duty to continue to pay you the Monthly Severance in the event that you engage in New Employment (as defined below), provided the Company will pay you a prorated portion of any Monthly Severance up to the date of commencement of New Employment; and (c) on the Separation Date, the Company will accelerate the vesting of your outstanding options to purchase shares of the Company’s common stock such that you will become immediately vested in the number of shares that would have vested in the six months following the last date of the month in which the Separation Date occurs (“Accelerated Vesting”), but in no event for more than the number of shares subject to a particular option grant provided however, that you will not be entitled to further vesting or acceleration of your options to purchase shares of the Company’s common stock after the Accelerated Vesting on the Separation Date. You may exercise your options to purchase shares of the Company’s common stock that may have vested as of the Separation Date at any time before the ninetieth day following the Separation Date. For purposes of this Agreement “New Employment” shall mean being paid to work by an employer or firm other than the Company (whether as an employee or consultant) for 20 or more hours per week.

     In exchange, by signing below, you agree: (a) to, upon your termination, execute and not to revoke the Release; (b) to provide consulting services to the Company during the Separation Period pursuant to the Consulting Agreement dated August 17, 2004 by and between you and the Company (the “Consulting Agreement”); and (c) that, at any point in time following the end of your obligation to provide consulting services under the Consulting Agreement, you will assist the Company as reasonably necessary with any reviews, investigations or examinations of the Company’s financial and accounting results, policies, practices and other matters during your period of employment with the Company; and (d) acknowledge that you are receiving the separation compensation outlined in this section in consideration for waiving your right to claims referred to in this Agreement and in the Letter Agreement. In addition, except as expressly set forth in this paragraph and except your receipt of Payments described under the paragraph 3,

August 17, 2004

following the Separation Date, you will no longer be eligible to participate in benefit plans and programs for the Company’s employees (including without limitation paid vacation, retirement plans, bonus plans, the employee stock purchase plan and other compensation plans).

     6. Voluntary Termination Prior to Separation Date. In the event of your voluntary termination prior to the Separation Date, you will not be entitled to receive any cash severance benefits, nor any acceleration of vesting of your options to purchase the Company’s shares nor other separation compensation (including that set forth in paragraph 5 hereof).

     7. Involuntary Termination Prior to Separation Date. In the event of your termination by the Company without Cause prior to the Separation Date, you will be entitled to the separation compensation set forth in Paragraph 5 hereof as the sole remedy for such termination. In the event of your termination by the Company for Cause (as defined below) prior to the Separation Date, you will not be entitled to any cash severance benefits, nor any acceleration of vesting of your options to purchase the Company’s shares nor any other separation compensation (including that set forth is Paragraph 5 hereof). “Cause” means (a) any material breach by you of this Agreement or the Confidentiality Agreement (as defined below) or any other written agreement between you and the Company, if such breach causes harm to the Company; (b) any negligence or willful misconduct by you in your performance of duties to the Company that causes harm to the Company, including (without limitation) repeated failure to follow the directions of the Board of Directors; (c) your repeated failure to diligently follow the lawful directions of the Board of Directors of the Company or your repeated failure to diligently perform your duties in a reasonable manner pursuant to this agreement; (d) your commission of a felony under the laws of the United States or and by state thereof; (e) your commission of any act of fraud, embezzlement or dishonesty or breach of fiduciary duties; (f) your abuse of alcohol or controlled substances that has a detrimental effect upon your performance of your duties under this agreement; or (g) a good faith determination by the Company’s Board of Directors that your performance is unsatisfactory; provided however, that in the case of (b), (c) and (g), the Company must provide you with written notice and give you fifteen (15) days to cure your performance, behavior or conduct. A termination without Cause shall mean a termination for any reason other than those listed in clauses (a)-(g) of the preceding sentence or death or disability.

     8. At-will Employment. You will continue to serve as an at-will employee of the Company, which means that your employment relationship with the Company can be terminated by you or the Company for any reason at any time. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

     9. Non-Solicitation. For twelve months following your termination of employment with the Company, you agree that you shall not, directly or indirectly, either for your own benefit or for the benefit of any company, entity, or other person, solicit, recruit, encourage or induce any employees, directors, consultants, contractors or subcontractors of the Company to leave the employ of, cease performing work for, or perform work that competes with, the Company. “Employees” are those who were employees of the Company within twelve months preceding your termination of employment with the Company.

August 17, 2004

     10. Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

     11. Confidentiality. You acknowledge that as an executive employee of the Company you had access to Company confidential and proprietary information, and that you are bound by law and the terms of your Employee Invention Assignment and Confidentiality Agreement (“Confidentiality Agreement”) with the Company to maintain the confidentiality of that information even after the termination of your employment, and may not use it, divulge it to others or allow others to use it. Any breach of this provision shall be deemed a material breach of this Agreement.

     12. Entire Agreement. This Agreement, the Release, the Consulting Agreement and the Confidentiality Agreement and any stock option agreements or stock option grant documents that currently exist between you and the Company constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to such subject matter, including without limitation the Letter Agreement. You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

     13. Modification. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.

     14. Time to Consider and Voluntary Execution of this Agreement. We hereby advise you to consult with your own attorney concerning the terms of this Agreement and the Release. You agree that you are voluntarily entering into this Agreement and it will be effective upon your signing this document. The Release will be effective upon the execution of the Release and the expiration of the seven (7) day revocation period following such execution. You acknowledge that the separation compensation provided for in Section 5 of this Agreement will be paid only after the Release is effective.

     15. General. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding that body of law pertaining to conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Northern District of California and the parties hereby consent to the personal jurisdiction and venue therein. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this Agreement

August 17, 2004

and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the Agreement.

     If you agree to abide by the terms outlined in this Agreement, please sign the attached copy and return it to me. We look forward to the opportunity to continue working together.

Sincerely,
/s/ David Lee
David Lee
CEO and Chairman of the Board Silicon Image, Inc.

I have read, understand and agree to the terms set forth above:

/s/ Robert G. Gargus	Date: 8/17/04

Robert G. Gargus